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                                                        Exhibit 99.B(h)(viii)(c)

              AMENDMENT TO BUSINESS AGREEMENT

This Amendment to the Business Agreement dated April 1, 2003 by and between, JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY ("JPLA"), JEFFERSON PILOT VARIABLE CORPORATION ("JPVC"), AMERICAN FUNDS DISTRIBUTORS, INC. and CAPITAL RESEARCH AND MANAGEMENT COMPANY is effective April 2, 2007, regardless of when executed.

Whereas, effective April 2, 2007, JPLA will change its state of domicile from New Jersey to New York and will change its name to Lincoln Life and Annuity Company of New York ("LLANY");

Whereas, it is expected that effective May 1, 2007 the Principal Underwriter for LLANY will change from JPVC to Lincoln Financial Distributors, Inc. ("LFD"), a broker-dealer;

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

   1. All references to Jefferson Pilot LifeAmerica are replaced with Lincoln Life and Annuity Company of New York.
   2. All references to New Jersey are replaced with New York
   3. The parties consent to an assignment of the responsibilities of JPVC under this Agreement to LFD

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.

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
JEFFERSON PILOT VARIABLE CORPORATION               JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY

By: ___________________                            By: ___________________

Name: ________________                             Name: ________________

Date: _________________                            Date: _________________
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CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: ________________________

Name: _____________________

Date: ______________________

AMERICAN FUNDS DISTRIBUTORS, INC.

By: ___________________

Name: ________________

Date: _________________